Exhibit 99.1

For Immediate Release

Contact:

Patti Andresen-Shew

Telephone: (920) 748-1626

Alliance Laundry To Consolidate Manufacturing Operations

RIPON, WI (October 14, 2005) – Alliance Laundry Holdings LLC, parent company of Alliance Laundry Systems LLC, announced today that it is consolidating its Marianna, Florida and Ripon, Wisconsin operations. Alliance will be moving the manufacture and design of product lines from its Marianna, Florida manufacturing facility to its existing Ripon, Wisconsin operation. The transition is expected to be completed by the end of the third quarter of 2006.

Approximately 400 employees will be affected by the closure of the Marianna facility.

Tom L’Esperance, CEO for Alliance Laundry Systems LLC stated, “The decision as to where to manufacture these products was based on a careful analysis of manufacturing capabilities as well as the continuing investment requirements for each of the locations. Efficiencies will be gained with the consolidation of the design and manufacturing of all of our product lines within one operation.”

Company spokesperson, Patti Andresen-Shew stated, “To assist affected employees in finding new employment, Alliance will be arranging for outplacement services for all affected employees.”

Alliance expects that it will add approximately 200 manufacturing jobs to its Ripon operations and another 50 engineering, supervisory and technical service positions to its Ripon staff.

- MORE -

Alliance Laundry Systems LLC currently employs 1300 employees worldwide.

About Alliance Laundry Holdings LLC

Alliance Laundry Holdings LLC is the parent company of Alliance Laundry Systems LLC (www.comlaundry.com), a leading North American manufacturer of commercial laundry products and provider of services for laundromats, multi-housing laundries, on-premise laundries and drycleaners. Alliance offers a full line of washers and dryers for light commercial use as well as large frontloading washers, heavy duty tumbler dryers, and presses and finishing equipment for heavy commercial use. The Company’s products are sold under the well known brand names Speed Queen®, UniMac®, Huebsch® and Ajax®.

Forward Looking Statements

Statements contained herein that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used herein, forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Alliance Holdings or Alliance Laundry to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in Alliance Holdings’ and Alliance Laundry’s filings with the Securities and Exchange Commission. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

## END ##